CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-103193/811-03713 on Form N-6 of our report dated April 12, 2021, relating to the financial statements comprising each of the Sub-Accounts of New England Variable Life Separate Account, appearing in form N-VPFS of New England Variable Life Separate Account for the year ended December 31, 2020. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 28, 2021